Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND QUARTER RESULTS

TAMPA, July 27, 2005 — TECO Energy, Inc. (NYSE:TE) today reported second quarter net income of $95.2 million, compared to a loss of $108.2 million in the second quarter of 2004. Earnings per share for the quarter were $0.46, compared to a loss of $0.57 per share in the second quarter of 2004. Net income for the quarter included a debt extinguishment charge and a gain associated with the disposition of the Union and Gila River power stations described below. The number of shares outstanding was 9.7% higher in 2005 than in the 2004 period, primarily due to common shares issued in the settlement of the 9.5% adjustable conversion-rate equity security units in 2004 and 2005.

Second quarter net income from continuing operations according to Generally Accepted Accounting Principles (GAAP) was $12.4 million in 2005, compared to a loss from continuing operations of $81.9 million for the same period in 2004. Earnings per share from continuing operations were $0.06 for the 2005 quarter, compared to a loss of $0.43 per share in the 2004 period. Second quarter results from continuing operations, excluding charges and gains (non-GAAP), were $57.4 million in 2005, compared to $41.2 million in the same period in 2004 (see the results reconciliation table, Table 1).

Year-to-date net income was $127.9 million in 2005, compared to a loss of $105.7 million for the same period in 2004. Earnings per share were $0.62 for the 2005 year-to-date period, compared to a loss of $0.56 per share in 2004. Shares outstanding in the 2005 period were 9.2% higher than in the 2004 period.

The year-to-date GAAP net income from continuing operations was $63.9 million in 2005, compared to a loss from continuing operations of $50.2 million for the same period in 2004. Earnings per share from continuing operations were $0.31 for the 2005 year-to-date period, compared to a loss of $0.27 per share in the 2004 period. Year-to-date results from continuing operations, excluding charges and gains (non-GAAP), were $108.9 million in 2005, compared to $66.5 million in the same period in 2004 (see the results reconciliation table, Table 1).

Chairman and CEO Sherrill W. Hudson said, “We are very pleased with the performance of our operating companies this quarter. Our non-GAAP results from continuing operations, which excludes charges and gains, rose almost 40%, despite very mild and extended spring weather for Tampa Electric. The focus on the execution of our plans at the operating companies was a major factor in our improved operating and financial results this quarter. In addition, the strong coal markets are driving improved results at TECO Coal, and operating efficiencies, and better market conditions and pricing are delivering better results at TECO Transport.”

Charges and Gains

On the charge and gain recorded in the quarter, Chief Financial Officer, Gordon Gillette, said, “We are working to eliminate charges to quarterly earnings going forward, but both the charge and the gain in the second quarter were necessary steps in our achieving our plans to improve our financial position and eliminate merchant power risk.”

Net income in the 2005 quarter included a $45.0 million after-tax debt-extinguishment charge associated with the June redemption of $380 million of 10.5% notes. The pretax amount for the debt-extinguishment charge consisted of the $54.4 million make-whole cash premium paid in the redemption and a $17.1 million non-cash charge for unamortized debt issuance premiums and fees. This charge was more than offset by the $76.5 million after-tax gain recorded in discontinued operations upon the final transfer of the Union and Gila River merchant power projects to the lenders effective May 31. The gain related to the transferred power projects represents the accumulated unfunded operating losses recorded against equity for the period from December 2003, the date the company decided to exit the projects, through the effective date of the transfer to the lending group. The net loss in the 2004 quarter included $98.7 million of after-tax charges associated with the valuation adjustment for the sale of the interest in the Texas Independent Energy projects completed in August 2004; a $6.7 million debt-extinguishment charge associated with the refinancing of the San José Power Station in Guatemala; and a $19.3 million charge for taxes on cash repatriated from Guatemala (see the results reconciliation table, Table 1).

Year-to-date charges and gains in 2005 consisted of the second-quarter items described above, compared to the 2004 period, which included the charges described above and first-quarter charges and gains contained in Table 1.

Non-GAAP Earnings

Second quarter non-GAAP results from continuing operations were $57.4 million, which exclude the identified charges and gains shown in Table 1 below. Non-GAAP results from continuing operations were $41.2 million in 2004, excluding the charges and gains identified in Table 1 below. Table 1 also provides non-GAAP results for the 6- and 12-month periods ended June 30, 2005 and June 30, 2004.

For a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

Segment Reporting

Effective with 2005’s first quarter results, TECO Energy revised its segment reporting to separately report the results of TECO Guatemala, which includes the results for the San José and Alborada power stations and the 24% ownership interest in EEGSA, Guatemala’s largest distribution utility. The results for these operations were previously reported in the “Other unregulated” segment. Following the sales of the larger energy services businesses, which were previously reported in the “Other unregulated” segment, the remaining small operations of TECO Solutions are now reported in the Parent/other results. Following the merchant power dispositions, the current-period TWG Merchant segment includes only the results for the uncompleted Dell and McAdams power stations and the costs associated with the TWG Merchant parent. Prior periods also included the results for the ownership interest in the Texas Independent Energy (TIE) projects in the TWG Merchant segment.

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Results for the unregulated business segments include internally allocated interest expense. Interest expense is not allocated to discontinued operations and instead remains at the TECO Energy parent level.

Table 1 – Results Reconciliation

	3 months ended June 30			6 months ended June 30		12 months ended June 30
($ millions)	2005		2004	2005	2004	2005	2004
GAAP net income (loss)	$95.2		$(108.2)	$127.9	$(105.7)	$(318.4)	$(915.9)

Add change in accounting	—		—	—	—	—	3.2
Exclude discontinued operations	(82.8	)(1)	26.3	(64.0)	55.5	76.9	914.8

GAAP net income (loss) from continuing operations	$12.4		$(81.9)	$63.9	$(50.2)	$(241.5)	$2.1

Add parent debt extinguishment(2)	45.0		—	45.0	—	45.0	—
Add TIE write-off	—		98.7	—	98.7	0.3	98.7
Add Guatemalan debt extinguishment	—		6.7	—	6.7	—	6.7
Add tax on Guatemalan cash repatriation	—		19.3	—	19.3	(1.9)	19.3
Add TECO Solutions valuation adjustment	—		—	—	3.4	—	3.4
Add TECO Transport valuation adjustment	—		—	—	0.8	(0.2)	0.8
Add unutilized tax credits	—		—		—	(7.0)	9.7
Add Dell & McAdams valuation adjustment	—		—	—	—	381.7	—
Add Hamakua FIN 46 accounting adjustment	—		—	—	—	—	3.2
Add corporate restructuring costs	—		—	—	—	6.5	15.2
Add steam turbine write-offs	—		—	—	—	12.8	13.2
Add TWG cancelled project write-offs	—		—	—	—	—	9.0
Add benefits of early exchange	—		—	—	—	(0.5)	—
Add gain on sale of Hardee Power Station and results of operations	—		—	—	—	—	(37.3)
Add gain on propane business sale	—		(1.6)	—	(12.2)	(0.2)	(12.2)

Total charges and gains	45.0		123.1	45.0	116.7	436.5	129.7

Non-GAAP results from continuing operations (3)	$57.4		$41.2	$108.9	$66.5	$195.0	$131.8

(1)	Results included in discontinued operations are the operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations and the energy services companies, but primarily reflect the gain on the transfer of the Union and Gila River power stations to the lender group.
(2)	Represents the “make-whole” premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007.
(3)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure so calculated and presented.

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Operating Results

Table 2 – Segment Information (1)

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(in millions)	2005	2004	2005	2004	2005	2004
Net Income (Loss) Summary
Tampa Electric	$38.8	$41.9	$60.8	$65.8	$141.0	$134.2
Peoples Gas System	6.0	5.9	18.8	18.7	27.9	26.5

Total regulated	44.8	47.8	79.6	84.5	168.9	160.7
TECO Coal	28.4	17.7	55.9	33.1	84.2	63.7
TECO Transport	5.3	1.9	9.4	3.0	16.5	8.6
TECO Guatemala	7.9	(16.3)	19.4	(5.2)	30.3	12.6
TWG Merchant	(8.6)	(113.1)	(14.3)	(128.7)	(419.8)	(165.6)
Parent/other	(65.4)	(19.9)	(86.1)	(36.9)	(121.6)	(77.9)

Total unregulated	(32.4)	(129.7)	(15.7)	(134.7)	(410.4)	(158.6)
Net income from continuing operations before cumulative effect of an accounting change	12.4	(81.9)	63.9	(50.2)	(241.5)	2.1
Discontinued operations	82.8	(26.3)	64.0	(55.5)	(76.9)	(914.8)
Cumulative effect of an accounting change	—	—	—	—	—	(3.2)

Total net income (loss)	$95.2	$(108.2)	$127.9	$(105.7)	$(318.4)	$(915.9)

1)	Table 2, Segment Information, presents segment net income on a GAAP basis which includes the charges and gains detailed in Table 1.

Tampa Electric

Tampa Electric’s net income for the second quarter was $38.8 million, compared to $41.9 million for the same period in 2004. Results in 2005 reflect 2.4% customer growth, more than offset by weather that was milder than normal and milder than 2004, non-fuel operations and maintenance expenses that were approximately 1% higher than 2004, and higher depreciation expense from normal plant additions. Results in 2005 also reflect a $3.6 million reduction in pretax income due to the Florida Public Service Commission’s decision in the third quarter of 2004 to disallow recovery of a portion of Tampa Electric’s waterborne solid fuel transportation costs.

Year-to-date net income was $60.8 million in 2005, compared to $65.8 million for the same period in 2004. These results reflect the benefits of 2.3% customer growth, more than offset by weather that was milder than normal and 2004, non-fuel operations and maintenance expenses approximately 1% higher than 2004, and higher depreciation expense from normal plant additions. Year-to-date results in 2005 also reflect a $7.4 million reduction in pretax income related to the waterborne solid fuel transportation disallowance.

Retail energy sales decreased almost 1% compared to the second quarter of 2004, as customer growth was more than offset by mild weather, which reduced sales to weather-sensitive residential customers. Sales to commercial customers increased, reflecting the strong local economy, but sales to industrial-phosphate customers were lower than the 2004 period as mining activity continues to move out of Tampa Electric’s service area due to normal reserve depletion. Total heating and cooling degree-days for the Tampa area in the quarter were more than 17% below normal and 15% below 2004 levels. Year-to-date retail energy sales were almost 1% lower in 2005 than the same period in 2004, due to the same factors as the second quarter. Total heating and cooling degree-days for the Tampa area for the year-to-date period were almost 17% below normal and 13% below 2004 levels.

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Peoples Gas

Peoples Gas System reported net income of $6.0 million for the second quarter, compared to $5.9 million for the same period in 2004. Quarterly results reflected customer growth of 3.8% and higher therm sales to residential and commercial customers. Residential therm sales growth was helped by cool weather early in the quarter. Year-to-date net income was $18.8 million, compared to $18.7 million for the 2004 period. These results reflect mild first quarter weather, which limited residential therm sales growth and offset 4.0% customer growth. In both the quarter and year-to-date periods, strong sales to commercial customers reflected growth in the Florida economy and high levels of tourism, which affect commercial sales to hotels and restaurants, while sales of low-margin transportation service for interruptible customers declined due to high gas prices.

TECO Coal

TECO Coal reported net income of $28.4 million for the second quarter on total sales of 2.5 million tons, compared to $17.7 million reported in the same period in 2004 on 2.3 million tons sold. Synfuel sales, which are included in the total sales, were 1.7 million tons in 2005, compared to 1.6 million tons in the 2004 period. Results for the quarter reflect a more than 40% higher average net selling price per ton and more than 20% higher average cash cost of sales, excluding synfuel costs, than 2004. The cash cost of sales was driven by higher prices for diesel fuel, labor and steel products. Cost of sales comparisons to the 2004 second quarter and year-to-date periods do not reflect coal truck weight restrictions that were effective in the third quarter of 2004 and increased contract miner costs effective in the fourth quarter of 2004. Results for the quarter also included a $2.0 million pretax mark-to-market loss on hedges placed to protect the synfuel benefits against rising oil prices, and an increased percentage of ownership benefits allocated to the third parties with membership interests in Pike Letcher Synfuel, LLC, as described below.

Year-to-date net income in 2005 was $55.9 million on total sales of 4.8 million tons, compared to $33.1 million on 4.6 million tons sold for the same period in 2004. Synfuel sales, which are included in the total sales, were 3.3 million tons in 2005, compared to 3.2 million tons in the 2004 period. Results for the year-to-date period reflect an average net selling price per ton more than 40% higher, average cash cost of sales, excluding synfuel costs, more than 20% higher than 2004, and increased allocations of ownership benefits in the synfuel production facilities. First quarter results included a $1.6 million pretax benefit from the 2004 Section 29 tax credit rate, which was adjusted to reflect $1.13 per million Btu on an actual basis versus the $1.12 per million Btu estimated in 2004. These benefits were offset by a $0.7 million year-to-date pretax mark-to-market loss on oil price hedges, and a $2.4 million negative adjustment to deferred tax assets, due to a reduction in the Kentucky state income tax rate recorded in the first quarter.

TECO Synfuel Holdings, LLC had previously sold 90% of its membership interest to two third parties, along with associated percentage rights to benefits in the business that adjust from time to time. Allocation of the benefits increased 8% in the first quarter and continued through the second quarter such that 98% of the benefits went to the third parties. Under these transactions, TECO Coal is paid to provide feedstock, operate the synthetic fuel production facilities and sell the output while the purchasers have the risks and rewards of

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ownership, including being allocated 98% of the tax credits and operating costs. Due to TECO Energy’s anticipated 2005 tax position and inability to record Section 29 tax credits to its account, this allocation decreases the operating loss and increases earnings and cash flow to TECO Coal.

TECO Transport

TECO Transport recorded second quarter net income of $5.3 million, compared to $1.9 million in the same period in 2004. These results reflect higher river barge rates, increased northbound shipments and increased tonnage moved for Tampa Electric at TECO Barge Line, as well as improved operating conditions and efficiencies at all three operating companies. These results also reflect the benefits of recent tax law changes under the Jobs Creation Act to keep U.S. flag vessels competitive with non-U.S. flag vessels, which reduces taxes on income earned by U.S. flag vessels engaged in full-time international trade. These tax benefits are not available on vessels engaged in domestic, U.S. port to U.S. port, trade. Higher fuel costs were partially offset by $0.5 million after-tax of fuel hedges and mark-to-market gains on fuel hedge call options.

TECO Transport recorded year-to-date net income of $9.4 million, compared to $3.8 million, excluding $0.8 million of valuation adjustments on oceangoing equipment (see Table 1), in the same period in 2004. These results reflect the same factors as in the second quarter and increased movements of export coal, petroleum coke and other products through TECO Bulk Terminal. Higher fuel costs were partially offset by $1.4 million after-tax of fuel hedges and mark-to-market gains on fuel hedge call options.

TECO Guatemala

TECO Guatemala reported second quarter net income of $7.9 million in 2005, compared to $9.7 million in the 2004 period, excluding the 2004 charges related to debt extinguishment and taxes on repatriated cash (see Table 1). These results reflect lower foreign tax credits and higher maintenance expenses on the San José Power Station, which more than offset the higher capacity revenues and energy sales from the generating facilities and customer growth and higher energy sales at EEGSA. Year-to-date net income was $19.4 million in 2005, compared to $20.8 million in 2004, excluding the 2004 charges. These results reflect the same factors as the second quarter results.

TWG Merchant

TWG Merchant recorded a second-quarter loss of $8.6 million, compared to a loss of $14.4 million for the same period in 2004, excluding the $98.7 million after-tax charge related to the TIE valuation adjustment. The 2005 results primarily reflect allocated interest expense and caretaker costs at the uncompleted Dell and McAdams power stations and overhead expenses of TWG Merchant. Results in 2004 included the losses from the ownership interest in the TIE projects, which was sold in July 2004. Year-to-date net loss was $14.3 million in 2005, which reflects the same factors as the second quarter, compared to a loss of $30.0 million for the same period in 2004, excluding the TIE charge.

Parent/Other

Parent/Other results in the second quarter were a $20.4 million loss, excluding the $45.0 million after-tax charge related to the TECO Energy debt extinguishment, compared to

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a $21.5 million loss in the same period in 2004, excluding the 2004 gain on the sale of the propane business. Although total parent interest expense declined in the quarter due to the retirement of the trust-preferred debt associated with the early settlement and final conversion of the variable conversion-rate equity security units, more interest remains at the parent due to less interest allocated to TWG Merchant. The year-to-date loss was $41.1 million, excluding the second quarter debt-extinguishment charge, in 2005 compared to a loss of $45.7 million in the same period in 2004.

Discontinued Operations

Net income from discontinued operations for the 2005 second quarter was $82.8 million, compared to a net loss of $26.3 million in the same period of 2004. Discontinued operations in the quarter included the operating results from the Union and Gila River power stations through the end of May and the gain recorded upon the final disposition of the plants described above. Discontinued operations also include results for the Commonwealth Chesapeake Power Station until its sale on Apr. 19, 2005. Year-to-date net income from discontinued operations was $64.0 million, which reflects the items described above, compared to a net loss of $55.5 million for the same period in 2004.

On Jan. 26, 2005, the Union and Gila River project companies filed a pre-negotiated Chapter 11 case in Arizona, and at the time of the filing the project companies stopped recording the interest expense associated with the non-recourse project debt. The after-tax loss from discontinued operations was approximately $14.4 million and $28.8 million lower than it would otherwise have been in the second quarter and year-to-date periods, respectively, due to this change. Discontinued operations for the 2004 periods include the results from the Frontera and Commonwealth Chesapeake power stations and the results from the energy services businesses that have also been sold, as well as the Union and Gila River power stations, including the interest on the non-recourse debt.

Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $188.2 million at June 30, 2005. Restricted cash of $57.1 million includes $50.0 million held in escrow until the end of 2007 related to the sale of a 49 percent interest in the synthetic coal production facilities. Cash at June 30, 2005 excludes the San José and Alborada power stations’ unrestricted cash balances of $31.2 million and restricted cash of $8.9 million, as these companies were deconsolidated due to the adoption of FIN 46R, Consolidation of Variable Interest Entities, effective Jan. 1, 2004.

In addition, at June 30, 2005, aggregate availability under bank credit facilities was $527.4 million, net of letters of credit of $27.6 million outstanding under these facilities and $70 million drawn on Tampa Electric’s credit facilities. At the end of the quarter, total liquidity, including cash plus credit facilities, was $746.8 million, which included $357.1 million at Tampa Electric consisting of $355.0 million of undrawn credit facilities and $2.1 million of cash.

TECO Energy parent had total liquidity of $332.0 million at June 30, 2005, consisting of $159.6 million of cash and availability under its credit facilities of $172.4 million.

TECO Energy consolidated cash flow from operations for the second quarter included the $54.4 million cash make-whole premium paid in the debt extinguishment, an under-recovery of fuel costs at Tampa Electric and the final payments for hurricane restoration costs at Tampa Electric that carried over from 2004.

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Other sources of cash in the second quarter of 2005 were $58.5 million of proceeds from the third-party investors for synfuel production and $300 million of proceeds from the issuance of long-term debt. Cash used in financing activities included dividends of $39.4 million on TECO Energy common stock and the repayment of $380 million of long-term debt at TECO Energy. Capital expenditures for the quarter were $79.9 million.

2005 Outlook

For 2005, TECO Energy is maintaining its estimate for earnings per share from continuing operations in a range of $1.05 to $1.15, which it announced in June. These forecasted results are based on the company’s current expectations and assumptions, which are subject to risks and uncertainties, including those described below.

Tampa Electric expects approximately 2.5% annual customer growth with energy sales growth slightly above that, assuming normal weather for the remainder of the year. Peoples Gas expects customer growth of about 4% in 2005. Operations and maintenance expenses at the utilities are expected to increase at about the level of inflation for the full year. The after-tax impact of the disallowance of the recovery of a portion of waterborne fuel transportation costs is expected to be in the range of $8 million to $10 million for the full year.

Results at TECO Coal are expected to improve due to coal prices being more than 40% higher than 2004, partially offset by higher production costs. TECO Coal expects full-year production costs to be more than 10% higher than 2004 levels. Production costs increased significantly in the second half of 2004 due to coal truck weight constraints which impacted results starting in the third quarter and increased contract miner costs which were effective in the fourth quarter. The forecast assumes that TECO Coal will benefit from continued strong earnings and cash flow from its synfuel facilities and the sale of an additional 8% ownership interest of the synfuel production facilities that it expects to complete for the second half of 2005 and through the expirations of the tax credits at the end of 2007. These estimates of earnings and cash flow assume no reduction in Section 29 tax credits due to limitations that could result from oil prices exceeding the average reference price for the full year. The company estimates that oil prices, as quoted on NYMEX, would have to average above $65 per barrel for the remainder of 2005 before any limitation would be effective for that year.

TECO Transport anticipates improved results from strong river market pricing due to better balance in the supply and demand for river barges, the benefits of recent tax law changes which reduce taxes on income earned by U.S. flag vessels in international trade, as well as increased product movement through the bulk transfer terminal.

TECO Guatemala expects to continue to provide strong earnings and cash flow at levels about $5 million lower than in 2004, due to 2004 tax benefits that will be lower in 2005.

Estimated 2005 consolidated cash flow from operations of $250 million to $300 million reflects the expected improvements in the operating companies’ results, the cash make-whole premium paid to redeem TECO Energy’s 10.5% notes, and expected under-recoveries on fuel largely offset by the sale of emissions credits.

Net cash generation at TECO Energy parent is expected in a range of $195 million to $245 million and in a range of $195 million to $245 million for TECO Energy consolidated. Capital expenditures are estimated to remain about $300 million in addition to the $31.8 million paid to the lenders upon the final transfer of the Union and Gila River power stations. Expected net cash generation also reflects the proceeds from the final settlement of the adjustable

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conversion-rate equity security units, the cash proceeds from the third-party ownership in TECO Coal’s synfuel production facilities, the proceeds from the sale of the Commonwealth Chesapeake Power Station, the expected proceeds from the announced sale of the Dell Power Station, the issuance of $300 million of long-term debt, and the redemption of $380 million of long-term debt. The forecast also assumes the planned retirement of half of the $200 million of 8.5% trust preferred securities in late 2005 and the remainder in early 2006 and the payment of common stock dividends at current levels.

Common shares outstanding increased by 6.85 million shares on January 18, 2005 upon the final settlement of TECO Energy’s equity security units, which is reflected in the 2005 earnings-per-share forecast. The company does not expect to require additional capital from external sources to meet cash needs in 2005, except for Tampa Electric’s short-term borrowings under its credit facilities for its needs.

Taxability of TECO Energy Dividends

The company had previously reported that upon the transfer of the Union and Gila River power stations to the lenders that it expected that some of its future common stock distributions would be characterized as return of capital distributions rather than ordinary dividend income for tax purposes. A return of capital distribution is generally nontaxable and reduces the original purchase tax basis. This reduction in basis could affect future gains or losses, if any, on the sale of the shares which would generally be taxed as capital gains or losses.

The tax status of dividends depends upon the availability of the company’s earnings and profits, as defined by the Internal Revenue Code, first for the current year and then on an accumulated basis. If the distribution is determined to be out of earnings and profits, it is treated as ordinary taxable dividend income. If earnings and profits are negative, the distribution is treated as a return of capital distribution. The preliminary results of a detailed earnings and profits study now indicate that the company currently has positive accumulated earnings and profits. Therefore, the upcoming distribution is expected to be ordinary taxable dividend income. Due to the rules for calculating earnings and profits, the company cannot know the characterization of any distribution with certainty until after the end of the year. The company will be updating information regarding the taxability of its dividends when it is available and no later than when it provides the IRS Form 1099 to shareholders to report the quarterly dividends received from the company in 2005.

Shareholders should consult their tax advisors for details as to what, if any impact, the tax treatment of these distributions will have on their individual tax situations.

Non-GAAP Presentation

Table 1, “Results Reconciliation,” presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2005 and 2004 quarterly, year-to-date and 12-months ended periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its five core businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

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The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

While each of the particular excluded items is not expected to recur, there may be true-ups to charges related to merchant power facilities or additional debt extinguishment activities. Management recognizes that there may be items that could be excluded in the future. Even though charges may occur, management believes the non-GAAP measure is an important addition to GAAP net income for assessing the company’s potential future performance because excluded items are limited to those that management believes are not indicative of future performance.

Update Webcast

As previously announced, TECO Energy plans to Webcast an update on its second quarter results, operations outlook and cash flow outlook at 5:00PM Eastern time today, Wednesday, July 27, 2005. The webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay through the website for 30 days following, starting two hours after the conclusion of the live event.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s expectations for 2005 described above. Additional factors that could impact actual results include: any adverse outcome in the previously disclosed litigation; any additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil prices in excess of the annual reference price, which would reduce or eliminate Section 29 tax credits and reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation

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services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Risk Factors” in the company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 26, 2005.

Contact:	News Media: Laura Plumb – (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

Summary Information

	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions, except per share amounts)	2005	2004	2005	2004	2005	2004
Revenues	$719.0	$668.9	$1,403.7	$1,284.9	$2,758.1	$2,583.8

Net income (loss)from continuing operations	$12.4	$(81.9)	$63.9	$(50.2)	$(241.5)	$2.1
Net income (loss) from discontinued operations	82.8	(26.3)	64.0	(55.5)	(76.9)	(914.8)

Total net income (loss) before cumulative effect of change in accounting principle	95.2	(108.2)	127.9	(105.7)	(318.4)	(912.7)
Cumulative effect of change in accounting principle	—	—	—	—	—	(3.2)

Net income	$95.2	$(108.2)	$127.9	$(105.7)	$(318.4)	$(915.9)

Earnings (loss) per share from continuing operations- basic	$0.06	$(0.43)	$0.31	$(0.27)	$(1.20)	$0.01
Earnings (loss) per share from discontinued operations- basic	0.40	(0.14)	0.31	(0.29)	(0.39)	(4.93)
Earnings (loss) per share from cumulative effect of change in accounting principle – basic	—	—	—	—	—	(0.02)

Earnings (loss) per share – basic	$0.46	$(0.57)	$0.62	$(0.56)	$(1.59)	$(4.94)

Total earnings (loss) per share – basic	$0.46	$(0.57)	$0.62	$(0.56)	$(1.59)	$(4.94)
Total earnings (loss) per share – diluted	$0.44	$(0.57)	$0.60	$(0.56)	$(1.59)	$(4.93)
Average common shares outstanding – basic	206.7	188.3	205.5	188.2	200.7	185.5
Average common shares outstanding – diluted	208.9	188.3	207.4	188.2	200.7	185.8

[GRAPHIC APPEARS HERE]

JUNE 2005

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Year To Date June 30,		Twelve Months Ended June 30,
(thousands)	2005	2004	2005	2004	2005	2004
Revenues	$718,984	$668,941	$1,403,677	$1,284,955	$2,758,093	$2,583,789

Expenses
Operation	474,641	435,361	920,258	843,380	1,860,745	1,687,099
Maintenance	37,019	33,316	76,058	66,509	146,988	142,105
Asset Impairment	—	—	—	6,747	625,423	35,484
Goodwill Impairment	—	—	—	—	4,757	6,674
Restructuring Charges	—	1	(37)	39	1,141	24,561
Depreciation	69,980	70,147	140,057	138,916	277,060	300,274
Taxes, other than income	44,722	48,446	94,784	95,877	183,215	182,579

Total expenses	626,362	587,271	1,231,120	1,151,468	3,099,329	2,378,776

Income from operations	$92,622	$81,670	$172,557	$133,487	$(341,236)	$205,013

Other income (expense)
Allowance for other funds used during construction	—	—	—	718	—	8,758
Other income (expense), net	34,298	38,148	71,438	84,733	129,689	171,709
Loss on Debt Extinguishment	(71,507)	—	(71,507)	—	(75,899)	—
Impairment on TIE Investment	—	(151,860)	—	(151,860)	(427)	(151,860)
Earnings from equity investments	13,668	(1,020)	28,886	5,910	59,045	249

Total other income (expense)	(23,541)	(114,732)	28,817	(60,499)	112,408	28,856

Interest charges
Interest expense	76,344	82,633	151,860	170,097	304,957	351,220
Allowance for borrowed funds used during construction	—	—	—	(277)	—	(3,382)

Total interest charges	76,344	82,633	151,860	169,820	304,957	347,838

Income before provision for income taxes	(7,263)	(115,695)	49,514	(96,832)	(533,785)	(113,969)

(Benefit) Provision for income taxes	3,951	(15,314)	31,795	(5,070)	(208,258)	(49,126)

Net income from continuing operations before minority interest	(11,214)	(100,381)	17,719	(91,762)	(325,527)	(64,843)

Minority Interest	23,638	18,466	46,202	41,609	84,056	66,994

Net income from continuing operations	12,424	(81,915)	63,921	(50,153)	(241,471)	2,151

Discontinued Operations
Income from discontinued operations	120,071	(40,600)	90,169	(85,533)	(118,340)	(1,428,964)
Income tax expense (benefit)-discontinued operations	37,336	(14,294)	26,196	(30,006)	(41,393)	(514,152)

Net income from discontinued operations	82,735	(26,306)	63,973	(55,527)	(76,947)	(914,812)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	(3,233)

Net Income	$95,159	$(108,221)	$127,894	$(105,680)	$(318,418)	$(915,894)

Average common shares outstanding during the period (thousands)	206,676	188,349	205,482	188,184	200,701	185,453

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.06	$(0.43)	$0.31	$(0.27)	$(1.20)	$0.01
Earnings per share — basic	$0.46	$(0.57)	$0.62	$(0.56)	$(1.59)	$(4.94)

Earnings per share from continuing operations — diluted	$0.04	$(0.43)	$0.29	$(0.27)	$(1.20)	$0.01
Earnings per share — diluted	$0.44	$(0.57)	$0.60	$(0.56)	$(1.59)	$(4.93)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	June 30, 2005	Dec. 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$188,240	$96,739
Restricted cash	57,140	57,119
Short-term investments	8	6
Receivables, less allowance for uncollectibles	307,398	286,760
Inventories, at average cost
Fuel	71,993	46,207
Materials and supplies	71,825	74,586
Current derivative asset	23,953	3,761
Prepayments and other current assets	42,311	43,613
Assets held for sale, current	—	128,801

Total current assets	762,868	737,592

Property, plant and equipment
Utility plant in service-electric	4,843,601	4,857,881
Utility plant in service-gas	820,845	810,781
Construction work in progress	192,390	207,123
Other property	826,670	847,548

	6,683,506	6,723,333
Accumulated depreciation	(2,134,664)	(2,065,450)

Total property, plant and equipment, net	4,548,842	4,657,883

Other assets
Other investments	7,959	7,959
Investment in unconsolidated affiliates	274,145	262,959
Goodwill	59,360	59,360
Long term derivative asset	1,721	—
Regulatory asset	178,319	200,963
Deferred income taxes	804,880	875,138
Deferred charges and other assets	114,685	111,454
Assets held for sale	60,007	2,059,116

Total other assets	1,501,076	3,576,949

Total assets	6,812,786	8,972,424

LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$5,500	$5,500
Non-recourse	—	8,083
Notes payable	70,000	115,000
Accounts payable	247,949	257,735
Current derivative liability	—	11,474
Customer deposits	110,069	105,841
Interest accrued	53,223	50,598
Taxes accrued	55,492	36,349
Liabilities associated with held for sale, current	2,156	1,631,820

Total current liabilities	544,389	2,222,400

Other liabilities
Investment tax credits	18,577	19,955
Regulatory liability	575,966	538,948
Long term derivative liability	11	542
Other deferred credits and other liabilities	352,057	351,529
Liabilities associated with assets held for sale	—	672,220
Long-term debt, less amount due within one year
Recourse	3,525,396	3,588,930
Non-recourse	—	13,396
Preferred company securities	277,675	277,675
Minority interest	—	2,946

Capital
Common equity (outstanding 207,802,758 shares in 2005 and 199,747,809 shares in 2004)	1,532,956	1,287,652
Unearned compensation	(14,241)	(3,769)

Total liabilities and capital	6,812,786	8,972,424

Book value per share	$7.38	$6.45

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended June 30,		Year To Date June 30,		Twelve Months Ended June 30,
(thousands)	2005	2004	2005	2004	2005	2004
Cash flows from operating activities
Net income	$95,159	$(108,221)	$127,894	$(105,680)	$(318,418)	$(915,894)

Adjustments to reconcile net income to net cash:
Depreciation	69,980	73,509	140,057	145,579	284,100	351,417
Deferred income taxes	38,589	(123,759)	49,951	(111,062)	(194,527)	(736,985)
Investment tax credit, net	(688)	(735)	(1,378)	(1,470)	(2,772)	(3,893)
Allowance for funds used during construction	—	—	—	(995)	—	(12,140)
Amortization of unearned compensation	3,009	3,186	3,819	6,840	10,589	16,649
Cumulative effect of a change in accounting principle, pretax	—	—	—	—	—	5,264
Gain on asset sales, pretax	(148,455)	(36,622)	(181,085)	(81,555)	(192,390)	(157,260)
Noncash debt extinguishment, pretax	17,152	—	17,152	—	17,152	—
Equity in earnings of unconsolidated affiliates	(12,867)	(1,475)	(11,063)	(5,798)	(39,584)	2,472
Minority interest	(23,638)	(18,421)	(46,202)	(41,630)	(84,056)	(67,015)
Asset impairment, pretax	—	154,291	—	161,038	715,665	1,387,654
Goodwill impairment and intangible asset impairment, pretax	—	—	—	—	16,585	27,506
Contingent arbitration reserve, pretax	—	—	—	—	(5,633)	32,000
Deferred recovery clause	(22,566)	(5,253)	(19,565)	26,160	(20,566)	16,322
Receivables, less allowance for uncollectibles	(29,103)	(62,839)	(40,297)	(23,082)	14,873	141,221
Inventories	(6,738)	274	(28,289)	12,542	1,023	19,672
Prepayments and other current assets	3,165	(2,528)	4,490	2,729	959	33,334
Taxes accrued	4,326	168,099	9,361	102,554	(175,184)	218,406
Interest accrued	(28,938)	(33,926)	20,759	31,807	65,664	(50,665)
Accounts payable	(9,026)	36,965	16,163	(43,575)	(9,450)	(2,315)
Other	7,645	(35,154)	(6,330)	(14,364)	50,981	11,589

	(42,994)	7,391	55,437	60,038	135,011	317,339

Cash flows from investing activities
Capital expenditures	(79,868)	(64,392)	(142,320)	(123,914)	(291,561)	(403,850)
Allowance for funds used during construction	—	—	—	995	—	12,140
Net proceeds from sale of assets	125,907	31,766	154,855	141,419	362,951	180,485
Net proceeds from sale of business	—	—	—	—	—	107,718
Cash paid on disposition of business	(31,800)	—	(31,800)	—	(31,800)	—
Net cash reduction from deconsolidation	—	—	—	(22,755)	—	(22,755)
Restricted cash	3,728	(4,390)	28,001	(9,313)	3,021	(2,666)
Investment in unconsolidated affiliates	113	46,964	113	43,925	1,563	17,985
Other non-current investments	—	4,333	4,200	12,753	16,167	46,887

	18,080	14,281	13,049	43,110	60,341	(64,056)

Cash flows from financing activities
Dividends	(39,413)	(35,794)	(78,698)	(71,501)	(152,449)	(140,754)
Common stock	6,612	1,717	190,930	6,490	194,657	138,569
Proceeds from long-term debt	297,750	—	298,888	—	298,888	6,927
Minority interest	25,565	21,699	47,433	43,497	80,002	67,433
Restricted cash	—	—	—	—	—	14,585
Repayment of long-term debt	(380,000)	(6,168)	(388,560)	(86,579)	(526,954)	(114,510)
Early exchange of equity units	—	—	—	—	(17,682)	—
Net increase (decrease) in short-term debt	(10,000)	(20,000)	(45,000)	(7,500)	40,000	(387,500)
Equity contract adjustment payments	—	(5,082)	(1,978)	(10,165)	(9,192)	(20,330)

	(99,486)	(43,628)	23,015	(125,758)	(92,730)	(435,580)

Net increase (decrease) in cash and cash equivalents	(124,400)	(21,956)	91,501	(22,610)	102,622	(182,297)
Cash and cash equivalents at beginning of period	312,640	107,574	96,739	108,228	85,618	267,915

Cash and cash equivalents at end of period	$188,240	$85,618	$188,240	$85,618	$188,240	$85,618

TECO ENERGY, INC.

SEGMENT INFORMATION (Unaudited) (1) (2)

(millions)		Tampa Electric	Peoples Gas	TECO Coal		TECO Transport	TECO(9) Guatemala		TWG Merchant		Other & Eliminations		TECO (2) Energy
Three Months ended June 30,
2005	Revenues - outsiders	$424.7	$113.0	$128.2		$47.1	$1.7		$0.1		$4.2		$719.0
	Sales to affiliates	0.7	—	—		23.4	—		—		(24.1)		—

	Total revenues	425.4	113.0	128.2		70.5	1.7		0.1		(19.9)		719.0
	Depreciation	46.6	8.6	8.9		5.4	0.1		0.2		0.1		69.9
	Total Interest charges (including Alloc Interest) (3)	23.8	3.8	3.2		1.2	3.6		4.4		36.4		76.4
	Allocated interest expense (3)	—	—	3.2		(0.2)	3.6		4.4		(11.0)		—
	Provisions (benefit) for income taxes	23.1	3.8	15.3		1.9	1.3		(4.8)		(36.6)		4.0
	Net income (loss) from continuing operations	$38.8	$6.0	$28.4		$5.3	$7.9		$(8.6)		$(65.4	)(4)	$12.4

2004	Revenues - outsiders	$428.7	$105.7	$82.7		$39.3	$4.8		$1.6		$6.1		$668.9
	Sales to affiliates	0.8	—	—		21.5	—		—		(22.3)		—

	Total revenues	429.5	105.7	82.7		60.8	4.8		1.6		(16.2)		668.9
	Depreciation	46.0	8.5	9.6		5.5	0.2		0.1		0.2		70.1
	Total Interest charges (including Alloc Interest) (3)	23.6	3.9	2.6		1.3	3.9		14.4		32.9		82.6
	Allocated interest expense (3)	—	—	2.6		(0.2)	3.8		14.4		(21.0)		(0.4)
	(Benefit) provisions for income taxes	25.5	3.7	10.1		1.0	17.1	(5)	(60.0)		(12.6)		(15.2)
	Net (loss) income from continuing operations	$41.9	$5.9	$17.7		$1.9	$(16.3	)(5)	$(113.1	)(6)	$(19.9	)(4)	$(81.9)

Six Months ended June 30,
2005	Revenues - outsiders	$804.1	$255.7	$238.0		$94.1	$3.9		$0.4		$7.5		$1,403.7
	Sales to affiliates	1.4	—	—		43.8	—		—		(45.2)		—

	Total revenues	805.5	255.7	238.0		137.9	3.9		0.4		(37.7)		1,403.7
	Depreciation	93.2	17.3	17.9		10.8	0.3		0.3		0.2		140.0
	Total Interest charges (including Alloc Interest) (3)	48.1	7.6	6.4		2.6	7.1		10.2		69.9		151.9
	Allocated interest expense (3)	—	—	6.3		(0.2)	7.0		10.2		(23.3)		—
	Provisions (benefit) for income taxes	36.5	11.8	34.4		4.2	0.9		(8.0)		(48.0)		31.8
	Net income (loss) from continuing operations	$60.8	$18.8	$55.9		$9.4	$19.4		$(14.3)		$(86.1	)(4)	$63.9

2004	Revenues - outsiders	$798.9	$223.5	$161.4		$80.1	$7.0		$3.7		$10.3		$1,284.9
	Sales to affiliates	1.6	—	—		38.3	—		—		(39.9)		—

	Total revenues	800.5	223.5	161.4		118.4	7.0		3.7		(29.6)		1,284.9
	Depreciation	91.1	16.9	18.6		10.9	0.3		0.5		0.6		138.9
	Total Interest charges (including Alloc Interest) (3)	48.4	7.7	4.9		2.4	7.8		27.8		70.8		169.8
	Allocated interest expense (3)	—	—	4.9		(0.5)	7.6		27.8		(40.9)		(1.1)
	(Benefit) provisions for income taxes	39.2	11.7	18.3		1.5	16.9	(5)	(69.2)		(23.4)		(5.0)
	Net (loss) income from continuing operations	$65.8	$18.7	$33.1		$3.0 (7)	$(5.2	)(5)	$(128.7	)(6)	$(36.9	)(4)	$(50.2)

Twelve Months Ended June 30,
2005	Revenues - outsiders	$1,689.0	$449.3	$404.2		$187.3	$8.4		$4.4		$15.5		$2,758.1
	Sales to affiliates	3.3	—	—		81.8	—		—		(85.1)		—

	Total revenues	1,692.3	449.3	404.2		269.1	8.4		4.4		(69.6)		2,758.1
	Depreciation	183.0	34.5	35.6		21.9	0.7		0.8		0.6		277.1
	Restructuring costs	—	0.7	—		—	—		0.4		—		1.1
	Total Interest charges (including Alloc Interest) (3)	95.4	15.1	12.6		5.0	14.1		33.1		129.7		305.0
	Allocated interest expense (3)	—	—	12.4		(0.8)	13.7		33.1		(59.1)		(0.7)
	(Benefit) provision for income taxes	81.2	17.4	38.9	(8)	7.3	(7.9)		(252.7)		(92.5)		(208.3)
	Net (loss) income from continuing operations	$141.0	$27.9	$84.2	(8)	$16.5	$30.3	(5)	$(419.8	)(6)	$(121.6	)(4)	$(241.5)

2004	Revenues - outsiders	$1,633.6	$410.3	$304.1		$169.7	$54.3		$(1.9)		$13.7		$2,583.8
	Sales to affiliates	3.2	—	—		77.7	18.6		—		(99.5)		—

	Total revenues	1,636.8	410.3	304.1		247.4	72.9		(1.9)		(85.8)		2,583.8
	Depreciation	198.1	33.1	36.1		21.2	10.3		0.7		0.8		300.3
	Restructuring costs	9.7	4.2	—		1.7	4.7		0.4		3.8		24.5
	Total Interest charges (including Alloc Interest) (3)	90.8	15.3	10.8		4.8	17.1		61.3		147.7		347.8
	Allocated interest expense (3)	—	—	10.8		(1.0)	15.1		55.9		(84.1)		(3.3)
	(Benefit) provision for income taxes	78.4	17.0	(15.8	)(8)	4.7	23.9	(5)	(91.6)		(65.7)		(49.1)
	Net income (loss) from continuing operations	$134.2	$26.5	$63.7	(8)	$8.6 (7)	$12.6	(5)	$(165.6	)(6)	$(77.9	)(4)	$2.1

(1)	During the first quarter of 2005, as part of its continued focus on core utility and profitable unregulated operations, the company revised internal reporting information used for decision-making purposes. With this change, management began to view the results and performance of TECO Guatemala, Inc. (formerly Non-Merchant, Inc.), or TECO Guatemala, as a separate reportable segment comprised of all Guatemalan operations. TECO Guatemala includes the results of operations for the San Jose and Alborada power plants, its minority ownership interest in EEGSA and Hardee Power Partners (HPP) prior to its sale in October 2003. Results for TECO Guatemala were previously reported in the Other Unregulated segment which is now reported in Other & Eliminations. Prior year results have been restated to reflect the revised segment structure.
(2)	All periods have been adjusted to reflect the reclassification of results from continuing operations to discontinued operations for the Commonwealth Chesapeake and Frontera operations (previously part of TWG Merchant), and BCH Mechanical and other Energy Services operations (previously part of Other Unregulated).
(3)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in Total interest charges.
(4)	Results for the 3 months, 6 months, and 12 months ended Jun. 30, 2005 include a $45.0 million after-tax debt extinguishment charge at TECO Parent. The 3 months ended Jun. 30, 2004 include a $1.6 million after-tax gain on the sale of TECO Energy’s interest in its propane business, while the 6-months and 12 months ended Jun. 30, 2004 include a $12.2 million after-tax gain for the propane sale, partially offset by a $3.4 million after-tax impairment charge at TECO Fiber.
(5)	TECO Guatemala’s results for the 12 months ended Jun. 30, 2005 include a $12.8 million after-tax impairment charge for steam turbines. Results for the 3 months, 6 months and 12 months ended Jun. 30, 2004 include a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala and $19.3 million for income taxes due to the repatriation of cash from Guatemala following the refinancing. Additionally, results for the 12 months ended Jun. 30, 2004 include after-tax charges of $13.2 million for steam turbine impairments, $9.0 million for asset impairments on cancelled TWG projects and $5.9 million of other charges, and $37.3 million for the after-tax operating income and gain and on the sale of Hardee Power Partners.
(6)	TWG Merchant’s results for the 12 months ended Jun. 30, 2005 include after-tax charges of $381.7 million for valuation adjustments for the Dell and McAdams power stations. Results for the 3 months, 6 months and 12 months ended Jun. 30, 2004 include a $98.7 million after-tax write-off for its investment in the Texas Independent Energy (TIE) project.
(7)	TECO Transport’s results for the 6 months and 12 months ended Jun. 30, 2004 include a $0.8 million after-tax asset impairment charge.
(8)	TECO Coal’s results for the 12 months ended Jun. 30, 2005 include a $7.0 million positive adjustment related to Section 29 tax credits that had been written-off in 2003’s fourth quarter due to projected limitations on taxable income prior to filing the TECO Energy 2003 tax return. The 12 months ended Jun. 30, 2004 include a $7.0 million tax credit write-off.
(9)	TECO Guatemala’s businesses are de-consolidated and report on the basis of being an equity investment.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
	2005	2004	Percent Change	2005	2004	Percent Change
Three Months Ended, June 30,
Residential	$192,357	$197,710	(2.7)	1,951,320	1,992,438	(2.1)
Commercial	126,147	126,511	(0.3)	1,519,622	1,500,180	1.3
Industrial — Phosphate	16,423	16,841	(2.5)	303,186	316,395	(4.2)
Industrial — Other	24,282	25,183	(3.6)	334,482	346,336	(3.4)
Other sales of electricity	34,155	33,957	0.6	398,118	388,454	2.5
Deferred and other revenues	10,071	10,566	(4.7)	—	—	—

	$403,435	$410,768	(1.8)	4,506,728	4,543,803	(0.8)
Sales for resale	13,085	9,965	31.3	204,119	160,533	27.2
Other operating revenue	8,885	8,828	0.6	—	—	—

	$425,405	$429,561	(1.0)	4,710,847	4,704,336	0.1

Average customers	633,040	618,191	2.4	—	—	—

Retail Output to Line				4,965,999	5,031,210	(1.3)

	Operating Revenues*			Sales — Kilowatt-hours*
	2005	2004	Percent Change	2005	2004	Percent Change
Year To Date June 30,
Residential	$369,782	$379,162	(2.5)	3,738,584	3,807,988	(1.8)
Commercial	240,275	238,789	0.6	2,877,101	2,814,904	2.2
Industrial — Phosphate	33,058	35,320	(6.4)	612,172	650,284	(5.9)
Industrial — Other	46,575	48,723	(4.4)	644,001	665,473	(3.2)
Other sales of electricity	65,752	66,754	(1.5)	759,055	762,286	(0.4)
Deferred and other revenues	6,923	(4,969)	—	—	—	—

	$762,365	$763,779	(0.2)	8,630,913	8,700,935	(0.8)
Sales for resale	24,536	19,246	27.5	377,548	309,270	22.1
Other operating revenue	18,533	17,477	6.0	—	—	—

	$805,434	$800,502	0.6	9,008,461	9,010,205	0.0

Average customers	631,362	617,365	2.3	—	—	—

Retail Output to Line				9,207,445	9,271,984	(0.7)

	Operating Revenues*			Sales — Kilowatt-hours*
	2005	2004	Percent Change	2005	2004	Percent Change
Twelve Months Ended June 30,
Residential	$810,841	$786,725	3.1	8,223,424	8,165,309	0.7
Commercial	506,948	483,135	4.9	6,050,249	5,912,432	2.3
Industrial — Phosphate	66,379	67,630	(1.8)	1,190,637	1,262,480	(5.7)
Industrial — Other	95,188	95,107	0.1	1,305,446	1,337,812	(2.4)
Other sales of electricity	138,191	133,017	3.9	1,596,891	1,578,524	1.2
Deferred and other revenues	(10,416)	(11,372)	(8.4)	—	—	—

	$1,607,131	$1,554,242	3.4	18,366,647	18,256,557	0.6
Sales for resale	46,357	38,410	20.7	732,902	614,006	19.4
Other operating revenue	38,833	44,136	(12.0)	—	—	—

	$1,692,321	$1,636,788	3.4	19,099,549	18,870,563	1.2

Average customers	626,534	612,631	2.3	—	—	—

Retail Output to Line				19,317,221	19,191,198	0.7

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
	2005	2004	Percent Change	2005	2004	Percent Change
Three Months Ended June 30,

By Customer Segment:
Residential	$27,318	$23,051	18.5	13,725	12,317	11.4
Commercial	39,241	36,771	6.7	92,912	89,687	3.6
Industrial	2,549	2,631	(3.1)	55,652	59,321	(6.2)
Off System Sales	33,472	32,211	3.9	44,291	54,777	(19.1)
Power generation	2,612	2,789	(6.3)	56,214	83,721	(32.9)
Other revenues	7,817	8,275	(5.5)		—	—

	$113,009	$105,728	6.9	262,794	299,823	(12.4)

By Sales Type:
System supply	$84,633	$77,337	9.4	76,933	86,776	(11.3)
Transportation	20,559	20,116	2.2	185,861	213,047	(12.8)
Other revenues	7,817	8,275	(5.5)	—	—	—

	$113,009	$105,728	6.9	262,794	299,823	(12.4)

Average customers	319,257	307,436	3.8	—	—	—

	Operating Revenues*			Therms*
	2005	2004	Percent Change	2005	2004	Percent Change
Year To Date June 30,

By Customer Segment:
Residential	$76,549	$68,721	11.4	43,820	42,205	3.8
Commercial	91,063	85,902	6.0	208,355	199,579	4.4
Industrial	5,284	5,656	(6.6)	111,603	158,283	(29.5)
Off System Sales	60,495	39,808	52.0	87,432	80,941	8.0
Power generation	5,600	5,489	2.0	120,145	107,928	11.3
Other revenues	16,736	17,983	(6.9)	—	—	—

	$255,727	$223,559	14.4	571,355	588,936	(3.0)

By Sales Type:
System supply	$194,301	$162,708	19.4	177,127	170,761	3.7
Transportation	44,690	42,868	4.3	394,228	418,175	(5.7)
Other revenues	16,736	17,983	(6.9)	—	—	—

	$255,727	$223,559	14.4	571,355	588,936	(3.0)

Average customers	318,123	305,761	4.0	—	—	—

	Operating Revenues*			Therms*
	2005	2004	Percent Change	2005	2004	Percent Change
Twelve Months Ended June 30,

By Customer Segment:
Residential	$122,830	$112,676	9.0	67,435	66,123	2.0
Commercial	156,945	150,168	4.5	376,897	367,981	2.4
Industrial	9,786	10,612	(7.8)	211,305	227,597	(7.2)
Off System Sales	117,030	92,982	25.9	184,690	185,242	(0.3)
Power generation	11,237	10,523	6.8	267,126	330,642	(19.2)
Other revenues	31,512	33,351	(5.5)	—	—	—

	$449,340	$410,312	9.5	1,107,453	1,177,585	(6.0)

By Sales Type:
System supply	$334,729	$297,080	12.7	332,767	337,535	(1.4)
Transportation	83,099	79,881	4.0	774,686	840,050	(7.8)
Other revenues	31,512	33,351	(5.5)	—	—	—

	$449,340	$410,312	9.5	1,107,453	1,177,585	(6.0)

Average customers	313,553	299,600	4.7	—	—	—

*	in thousands